Exhibit 10.7

Amendment of October 8, 2006 to CNS, Inc. 1989 Employee Stock Purchase Plan.

The 2006-2 Phase of the ESPP shall terminate the earlier of December 31, 2006 or immediately prior to the Effective Time of the Merger, no new employee shall become eligible for the 2006-02 Phase of the ESPP prior to such termination date, and options under the 2006-2 Phase of the ESPP outstanding as of the Effective Time be cancelled in exchange for a cash payment equal to the product of: (i) the whole number of shares (rounded down to the nearest whole number) that the participant would have been entitled to purchase under the ESPP as of the date of termination of the 2006-2 Phase; and (ii) the excess, if any, of the Merger Consideration over the exercise price of such shares as determined under Section 8(a)(ii) of the ESPP.